Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	SVP, Corporate Affairs	VP, Investor Relations
	(310) 205-4030	(310) 205-8664
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS RECORD FIRST QUARTER 2005 RESULTS

Beverly Hills, Calif., April 26, 2005 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the first quarter ended March 31, 2005.  First quarter highlights:

•                                          Diluted EPS of $.16, up 60 percent from $.10 in Q1 2004, equals company record for a first quarter

•                                          Total company Adjusted EBITDA up 15 percent to $252 million

•                                          Comparable owned hotel RevPAR increases 9.1 percent, owing to strength in New York, Hawaii, Boston, New Orleans

•                                          Fees up 15 percent from system-wide RevPAR growth, new units; record fees for a first quarter

•                                          Record quarter for timeshare operating results; unit sales increase 23 percent

•                                          Company repurchases 7.2 million shares of common stock in Q1

Hilton reported first quarter 2005 net income of $64 million, a 73 percent increase from $37 million in the 2004 period.  Diluted net income per share was $.16 in the first quarter, compared with $.10 in the 2004 quarter.  The $.16 of EPS equals the company’s record for a first quarter since Hilton became a stand-alone lodging company in 1999.

Three non-comparable items combined to benefit first quarter 2005 EPS by $.01 per share: 1) a $2 million pre-tax impairment charge; 2) a $6 million net pre-tax gain on asset dispositions, primarily the sale of the Hilton Tarrytown, and 3) a $5 million pre-tax gain on a derivative contract related to the company’s synthetic fuel investment.

Hilton reported first quarter 2005 total operating income of $163 million (a 24 percent increase from $131 million in the 2004 period,) on total revenue of $1.076 billion (an 8 percent increase from $994 million in the 2004 quarter.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA”) were $252 million, compared with $219 million in the 2004 period, an increase of 15 percent.

Owned Hotel Results

Significant volume and rate increases from business transient customers – along with continued improved pricing power from the group and leisure markets – resulted in double-digit revenue-per-available-room (RevPAR) gains at many of the company’s owned hotels.  This came despite a difficult calendar comparison with the Easter holiday 2005 falling in the first quarter (versus the 2004 holiday falling in the second quarter.)  Company-owned hotels reporting particularly strong results in the quarter included those in New York City, Hawaii, Boston, New Orleans and Atlanta, all of which had double-digit RevPAR increases.  Solid RevPAR gains were also reported at the company’s owned hotels in the Washington, D.C. area.

- more -

Chicago, as anticipated, remained soft due to city-wide weakness in groups, though the market is expected to improve in the second quarter of 2005, with full-year results showing improvement over full-year 2004.  San Francisco also had a relatively weak first quarter.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $495 million in the first quarter, a 3 percent increase from $482 million in the 2004 period.  Total revenue from comparable owned hotels (excluding the impact of property sales) was up 6 percent.  While RevPAR from comparable owned hotels increased a strong 9.1 percent in the quarter – resulting from solid growth in rooms revenue – other owned hotel revenues, primarily food-and-beverage, increased only 2.5 percent.  Food-and-beverage revenue growth was impacted by a decline in convention and group room nights in Chicago and San Francisco.  Comparable owned hotel occupancy increased 1.5 points to 70.3 percent, while average daily rate (ADR) increased 6.7 percent to $158.72.  Approximately 70 percent of the quarterly RevPAR increase at the comparable owned hotels was attributable to the ADR gains.

Total owned hotel expenses were up 1 percent in the first quarter to $376 million.  Expenses at the comparable owned hotels increased 4 percent, primarily due to an increase in occupied rooms, along with increases in energy and marketing costs.  Cost-per-occupied-room increased 3.5 percent in the quarter.

Comparable owned hotel margins in the 2005 first quarter improved 100 basis points to 24.3 percent.

System-wide RevPAR; Management/Franchise Fees

Each of the company’s brands reported significant system-wide RevPAR increases, with particularly strong gains in ADR.  On a system-wide basis (including managed and franchised properties,) the company’s brands showed first quarter 2005 RevPAR gains as follows:  Hampton Inn, 12.8 percent; Hilton Garden Inn, 10.0 percent; Hilton, 8.9 percent; Homewood Suites by Hilton, 8.5 percent; Embassy Suites, 7.8 percent, Doubletree, 7.5 percent.

Management and franchise fees were the company’s highest ever for a first quarter at $102 million, a 15 percent increase from the 2004 period, attributable to the aforementioned RevPAR gains and the addition of new units.  Of the first quarter fee growth, approximately half came from RevPAR gains and half from unit growth.

Brand Development/Unit Growth

In the first quarter, the company added 35 properties and 5,810 rooms to its system as follows: Hampton Inn, 9 hotels and 947 rooms; Hilton, 7 hotels and 2,050 rooms; Hilton Garden Inn, 7 hotels and 994 rooms; Homewood Suites by Hilton, 7 hotels and 744 rooms; Doubletree, 3 hotels and 884 rooms; Embassy Suites, 1 hotel and 155 rooms, and Hilton Grand Vacations Company, 1 property and 36 rooms.  Eight hotels and 1,139 rooms were removed from the system during the quarter.

While unit growth for full-year 2005 is expected to be driven primarily by Hampton Inn and Hilton Garden Inn (the latter the industry’s fastest growing brand,) the company is seeing excellent growth in its full-service Hilton and Doubletree brands as well.

In the first quarter, the company added full-service Hilton-branded properties in Virginia Beach, St. Louis, Houston, St. Augustine, Boca Raton, Hartford and Winnipeg (Canada), as well as a major beachfront resort in Daytona Beach.  The Hilton brand expects to add 13 hotels in 2005.  Doubletree opened hotels in Miami, greater Chicago and Grand Junction (Colorado.)  Fifteen Doubletree hotels are expected to be added to that brand’s system in 2005, with another 25 in various stages of planning and/or development.

Homewood Suites by Hilton had a milestone opening in the first quarter with the 150th Homewood Suites property opening outside Philadelphia.

Also during the quarter, the company, together with Hilton International, announced an initiative to aggressively expand the luxury Conrad Hotels brand on a global basis.  Conrad properties are currently in development in Tokyo (scheduled summer 2005 opening;) Phuket and Indianapolis (scheduled 2006 openings,) Las Vegas (scheduled 2007 opening,) and Dubai (scheduled 2008 opening) with several additional properties in various stages of discussion.

At March 31, 2005, the Hilton system consisted of 2,286 properties and 363,079 rooms.  The company’s development pipeline, the most active in the U.S., had more than 500 hotels and 60,000 rooms at March 31, 2005.

Hilton Grand Vacations

Record quarterly operating results were reported at Hilton Grand Vacations Company (HGVC,) the company’s vacation ownership business.  HGVC profitability increased more than 50 percent in the first quarter 2005, owing to strong unit sales in Las Vegas, Orlando and Hawaii, along with unit sales price increases.  HGVC had first quarter 2005 revenue of $146 million, a 34 percent increase from $109 million in the 2004 quarter.  Expenses were $105 million in the first quarter, compared with $82 million in the 2004 period.  First quarter unit sales were up 23 percent, while the average unit sales price increased 2 percent.

Phase II of HGVC’s project on the Las Vegas Strip, which consists of 431 units, is on schedule for completion in summer 2006.  In the first quarter, ground was broken on the 70-unit Phase V of the HGVC’s Tuscany Village property in Orlando, with completion scheduled for spring 2006.

Distribution/Technology

Hilton reported a significant increase in gross reservations for the first quarter 2005.  In the quarter, gross reservations through Hilton Reservations Worldwide, the Global Distribution System and all internet sources were up 13 percent over the same period in 2004.

First quarter 2005 online bookings through the company’s proprietary branded websites increased 28 percent over the 2004 period.

Continuing its industry leadership position in expediting customer check-in through self-service kiosks, Hilton noted that — in addition to the kiosks currently in place at nearly 50 of the company’s owned and/or managed hotels — its Embassy Suites hotels have begun installing the kiosks, with full deployment at all Embassy Suites properties expected by early 2006.

Corporate Finance

At March 31, 2005, Hilton had total debt of $3.6 billion (net of $100 million of debt resulting from the consolidation of a managed hotel, which is non-recourse to Hilton.)  Approximately 13 percent of the company’s debt is floating rate debt.  Total cash and equivalents (including restricted cash) were approximately $429 million at March 31, 2005.

The company’s average basic and diluted share counts for the first quarter were 387 million and 421 million, respectively.

Hilton’s debt currently has an average life of 8.6 years, at an average cost of approximately 6.9 percent. During the quarter, the company amended its $1 billion revolving credit facility, allowing Hilton to lower its all-in cost of borrowing under this facility by 50 basis points (to LIBOR + 75 basis points.)  The facility was extended until March 2010.

The company’s effective tax rate in the first quarter 2005 was 35 percent, and benefited from tax credits associated with the company’s synthetic fuel investment.

During the first quarter, the company repurchased 7.2 million shares at a total cost of $158 million (an average price of $21.96 per share.)  The company’s Board of Directors in March authorized the future repurchase of up to 50 million shares.

Total hotel capital expenditures in the first quarter were $27 million, with an additional $33 million expended for timeshare development.

Updated 2005 Outlook

Based on strong first quarter results, along with robust activity month-to-date April 2005 (due partly to a favorable holiday calendar) and expected continued strong demand in key markets, the company provided the following updated estimates for full-year 2005:

Total revenue:	$4.510 - $4.535 billion

Total Adjusted EBITDA:	$1.130 - $1.145 billion

Total operating income:	$775 - $790 million

Comparable owned hotel RevPAR:	Increase of 8 – 9%

•                                          approximately 70% of the expected RevPAR gains to come from ADR increases

Comparable owned hotel margin growth:	175 – 200 basis points

Management and franchise fee growth:	10% range

Diluted earnings per share:	$.78 - $.80

•                                          estimated range of full-year 2005 EPS would represent a new company record for a fiscal year since Hilton became a stand-alone lodging company in 1999

The company noted that its previously published full-year 2005 EPS guidance (January 31, 2005) included an adverse impact of $.02 per share assuming the implementation in 2005 of a new accounting change requiring the expensing of unvested stock options.  With the implementation of that accounting change now expected to occur in 2006, that $.02 per share is now included in the updated full-year 2005 guidance.  The revised guidance excludes the impact of potential future asset sales and additional share repurchases.

Anticipated total capital spending in 2005 remains consistent with previously issued guidance, approximately $430 million broken out as follows:  approximately $140 million for routine improvements, $190 million for timeshare projects and $100 million in hotel renovation, ROI and special projects.

The company expects to add 130 - 150 hotels and 16,000 - 20,000 rooms to its system in 2005, in line with previous guidance.

Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation, said: “The optimism for 2005 that we expressed at the end of 2004 has thus far been borne out, with each of our three businesses not only showing excellent results in the first quarter, but demonstrating sustainable growth.

“Strong demand from both business and leisure travelers, particularly the former, is enabling us to significantly increase room rates at most of our owned hotels.  New York and Hawaii, our two biggest markets, have been especially strong, benefiting from increased demand, limited new competitive supply and a significant gain in international in-bound travel from Europe and Asia owing in part to the weak dollar.  Our expectation is that these, and our other important markets, will continue to perform well in future periods, with Chicago improving in the second quarter of this year.

Mr. Bollenbach continued: “The power of our hotel brands was illustrated by a record quarter in our fee business, the latest in a long series of strong performances for that important part of our company.  The fact that half of our fee growth is coming from RevPAR increases and half from new units is evidence of the esteem in which our brands are held by travelers and owners alike.  Hampton Inn and Hilton Garden Inn continue their rapid growth; the Doubletree brand is gaining momentum among owners, and our initiatives to re-energize the Hilton brand are being enthusiastically received by our customers.  We are also optimistic about our prospects for growing the Conrad brand — and enhancing our presence in the luxury segment — in major markets around the world.

“By providing high quality properties in desirable locations, and by managing the business effectively, our timeshare business continues to show exceptional results and generate high returns.  We noted in last quarter’s earnings release that we have increased the level of capital spending on timeshare for 2005 while maintaining a strategic focus on a select number of markets.”

Mr. Bollenbach concluded: “Our balance sheet is in excellent shape, and we are pleased to have begun returning capital to shareholders by repurchasing our shares.  With 2005 off to a very good start, and the prospects excellent for a continuation of these strong business trends throughout the year, we remain focused on creating maximum value for our shareholders, providing great service and value for our customers, working in partnership with our owners and acknowledging the hard work and dedication of our team members.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31
	2004	2005	% Change
Revenue
Owned hotels	$482	$495	3%
Leased hotels	26	28	8
Management and franchise fees	89	102	15
Timeshare and other income	120	154	28
	717	779	9
Other revenue from managed and franchised properties	277	297	7
	994	1,076	8
Expenses
Owned hotels	371	376	1
Leased hotels	25	26	4
Depreciation and amortization	83	80	(4)
Impairment loss and related costs	—	2	—
Other operating expenses	101	122	21
Corporate expense	19	24	26
	599	630	5
Other expenses from managed and franchised properties	274	293	7
	873	923	6

Operating income from unconsolidated affiliates	10	10	—

Operating income	131	163	24

Interest and dividend income	10	4	(60)
Interest expense	(70)	(64)	(9)
Net interest from unconsolidated affiliates and non-controlled interests	(6)	(6)	—
Net (loss) gain on asset dispositions and other	(4)	11	—
Loss from non-operating affiliates	—	(5)	—
Income before taxes and minority and non-controlled interests	61	103	69
Provision for income taxes	(21)	(36)	71
Minority and non-controlled interests, net	(3)	(3)	—
Net income	$37	$64	73%

Net income per share
Basic	$.10	$.17	70%
Diluted	$.10	$.16	60%

Average shares - basic	381	387	2%
Average shares - diluted (1)	414	421	2%

(1) Average diluted shares for the prior period reflect the required retroactive application of EITF 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended March 31
	2004	2005	%/pt Change

Hilton
Occupancy	68.8%	70.3%	1.5	pts
Average Rate	$153.65	$164.54	7.1%
RevPAR	$105.66	$115.73	9.5%

All Other
Occupancy	69.0%	70.4%	1.4	pts
Average Rate	$111.98	$114.45	2.2%
RevPAR	$77.31	$80.62	4.3%

Total
Occupancy	68.8%	70.3%	1.5	pts
Average Rate	$148.80	$158.72	6.7%
RevPAR	$102.37	$111.65	9.1%

(1)     Statistics are for comparable hotels, and include only those hotels in the system as of March 31, 2005 and owned by us since January 1, 2004.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended
	March 31
	2004	2005	%/pt Change

Hilton
Occupancy	66.8%	68.2%	1.4	pts
Average Rate	$130.85	$139.62	6.7%
RevPAR	$87.47	$95.26	8.9%

Hilton Garden Inn
Occupancy	65.7%	67.9%	2.2	pts
Average Rate	$97.38	$103.62	6.4%
RevPAR	$63.93	$70.32	10.0%

Doubletree
Occupancy	65.8%	66.6%	0.8	pts
Average Rate	$101.60	$107.92	6.2%
RevPAR	$66.83	$71.82	7.5%

Embassy Suites
Occupancy	68.7%	70.4%	1.7	pts
Average Rate	$121.99	$128.37	5.2%
RevPAR	$83.86	$90.37	7.8%

Homewood Suites by Hilton
Occupancy	70.6%	73.5%	2.9	pts
Average Rate	$96.56	$100.71	4.3%
RevPAR	$68.18	$73.99	8.5%

Hampton
Occupancy	63.1%	66.9%	3.8	pts
Average Rate	$79.90	$85.09	6.5%
RevPAR	$50.43	$56.91	12.8%

Other
Occupancy	66.1%	66.4%	0.3	pts
Average Rate	$118.00	$136.94	16.1%
RevPAR	$77.99	$90.92	16.6%

(1)     Statistics are for comparable hotels, and include only those hotels in the system as of March 31, 2005 and owned, operated or franchised by us since January 1, 2004.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	March				Change to
	2004		2005		March 2004		December 2004
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	36	27,492	35	27,198	(1)	(294)	(1)	(294)
Leased	1	499	1	499	—	—	—	—
Joint Venture	10	4,177	11	4,625	1	448	1	448
Managed	24	13,750	23	13,875	(1)	125	(1)	53
Franchised	158	42,361	165	45,162	7	2,801	6	1,896
	229	88,279	235	91,359	6	3,080	5	2,103
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	1	128	(1)	(152)	—	—
Managed	3	391	7	895	4	504	1	99
Franchised	185	25,383	217	29,633	32	4,250	6	878
	191	26,216	226	30,818	35	4,602	7	977
Doubletree
Owned	8	2,894	4	1,702	(4)	(1,192)	—	—
Leased	6	2,144	6	2,144	—	—	—	—
Joint Venture	25	7,427	16	4,982	(9)	(2,445)	(8)	(2,226)
Managed	38	10,035	38	10,069	—	34	—	(5)
Franchised	73	17,020	88	21,370	15	4,350	6	1,576
	150	39,520	152	40,267	2	747	(2)	(655)
Embassy Suites
Owned	4	881	4	881	—	—	—	—
Joint Venture	27	7,279	27	7,279	—	—	—	—
Managed	54	14,136	54	14,134	—	(2)	—	—
Franchised	89	20,257	91	20,575	2	318	1	154
	174	42,553	176	42,869	2	316	1	154
Homewood Suites by Hilton
Owned	3	398	3	398	—	—	—	—
Managed	36	4,304	38	4,483	2	179	2	179
Franchised	93	10,243	109	11,918	16	1,675	5	566
	132	14,945	150	16,799	18	1,854	7	745
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	35	4,461	35	4,569	—	108	—	107
Franchised	1,225	123,409	1,259	126,191	34	2,782	5	388
	1,261	128,003	1,295	130,893	34	2,890	5	495

Timeshare	31	3,692	32	3,776	1	84	1	36

Other
Owned	1	300	1	300	—	—	—	—
Joint Venture	3	1,394	3	1,395	—	1	—	1
Managed	12	3,559	16	4,603	4	1,044	3	815
Franchised	1	408	—	—	(1)	(408)	—	—
	17	5,661	20	6,298	3	637	3	816

Total
Owned	54	32,260	49	30,774	(5)	(1,486)	(1)	(294)
Leased	7	2,643	7	2,643	—	—	—	—
Joint Venture	67	20,557	58	18,409	(9)	(2,148)	(7)	(1,777)
Managed	202	50,636	211	52,628	9	1,992	5	1,248
Timeshare	31	3,692	32	3,776	1	84	1	36
Franchised	1,824	239,081	1,929	254,849	105	15,768	29	5,458

TOTAL PROPERTIES	2,185	348,869	2,286	363,079	101	14,210	27	4,671

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended March 31
	2004	2005	% Change

Adjusted EBITDA	$219	$252	15%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(7)	—
Non-recurring items	—	(2)	—
Operating interest and dividend income	(1)	(3)	—
Operating income of non-controlled interests	3	3	—
Net (loss) gain on asset dispositions and other	(4)	11	—
Loss from non-operating affiliates	—	(5)	—
Minority and non-controlled interests, net	(3)	(3)	—
EBITDA	207	246	19
Depreciation and amortization	(83)	(80)	(4)
Interest expense, net	(66)	(66)	—
Provision for income taxes	(21)	(36)	71
Net income	$37	$64	73%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2005 Outlook

($in millions, except per share amounts)

	Estimated Full Year 2005 Low End	Estimated Full Year 2005 High End

Adjusted EBITDA	$1,130	$1,145
Proportionate share of depreciation and amortization of unconsolidated affiliates	(29)	(29)
Non-recurring items	(2)	(2)
Operating interest and dividend income	(7)	(7)
Operating income of non-controlled interests	10	10
Net gain on asset dispositions and other	11	11
Loss from non-operating affiliates	(17)	(17)
Minority and non-controlled interests, net	(7)	(7)
EBITDA	1,089	1,104
Depreciation and amortization	(329)	(329)
Interest expense, net	(268)	(268)
Provision for income taxes	(178)	(184)
Net income	$314	$323

Diluted EPS	$.78	$.80

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales

($ in millions)

	Three Months Ended
	March 31
	2004	2005	% Change

Revenue - owned hotels	$482	$495	3%
Less sold hotels	(15)	(1)
Revenue - comparable owned hotels	$467	$494	6%

Expenses - owned hotels	$371	$376	1%
Less sold hotels	(13)	(2)
Expenses - comparable owned hotels	$358	$374	4%

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non- recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA for 2004 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.